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                                               EXHIBIT 4(a)(xiii)

                             WAIVER

      This Waiver ("Waiver"), dated as of December 8, 1999, is among THE CHASE MANHATTAN BANK (successor by merger to The Chase Manhattan Bank, N.A. and Chemical Bank), as agent under the Credit Agreement referred to below ("Agent"), and the Banks which are or have become parties to the Credit Agreement referred to below ("Banks"), in favor of ONEIDA LTD., a New York corporation (the "Borrower"),

                         R E C I T A L S

      A. The Borrower, the Agent and the Banks are or have become parties to a Credit Agreement dated as of January 19, 1996 which has been amended by Amendment No. 1dated as of September 25, 1996, Amendment No. 2 dated as of November 1, 1996, Amendment No. 3 dated as of January 24, 1997, Waiver and Amendment No. 4 dated as of September 14, 1998, Amendment No. 5 dated as of February 19, 1999, and Amendment No. 6 dated as of June 30, 1999 (as amended, hereafter referred to as the "Credit Agreement").

      B. Borrower has advised the Agent and Banks that for the fiscal quarter ending October 30, 1999 it is not in compliance with the financial covenant contained in Section 6.17(a) of the Credit Agreement.

      C. Borrower has requested that the Agent and Banks waive the Event of Default arising out of Borrower's failure to comply with Section 6.17(a) at October 30, 1999.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. All capitalized terms used in this Waiver which are not otherwise defined shall have the meanings given to those terms in the Credit Agreement.

      2. Representation. Borrower represents and warrants to the Agent and the Banks that for the fiscal quarter ending October 30, 1999 its ratio of Total Funded Debt to Consolidated Adjusted Tangible Net Worth was 1.89 to 1.0. Borrower acknowledges that it is in violation of Section 6.17(a) of the Credit Agreement at October 30, 1999.

      3. Waiver. The Banks hereby waive the Event of Default created as a result of Borrowers' failure to comply with Section 6.17(a) of the Credit Agreement at October 30, 1999 as described in Section 2 above. This waiver is limited to the failure to comply with Section 6.17(a) at October 30, 1999 as described in
Section 2 and shall not be construed as a waiver of any other presently existing or future Events of Default.

      4. Effectiveness. This Waiver shall become effective as of the date set forth above upon the Agent's receipt of a counterpart of this Waiver duly executed and delivered by the Agent and each of the Banks.

      5. Confirmation of Credit Agreement. Except as waived hereby, all the provisions of the Credit Agreement remain in full force and effect from and after the date hereof.

      6. Counterparts. This Waiver may be signed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed signature page to this Waiver by facsimile transmission shall be as effective as delivery of a manually signed counterpart.

     IN WITNESS WHEREOF, the Agent and the Banks have caused this Waiver to by duly executed as of the day and year first above written.


                              THE CHASE MANHATTAN BANK
                              (as Agent and as Bank)

                              By: /s/ JOSEPH H. ODDO, JR.
                                   Joseph H. Oddo, Jr.
                                   Vice President


                              BANK OF AMERICA, N.A.
                              (successor to NationsBank, N.A.)

                              By: /s/ LISA CHOI
                                   Lisa Choi
                                   Vice President


                              HSBC BANK, USA
                              (successor to Marine Midland Bank)

                              By: /s/ JOHN R. PENNISI
                                   John R. Pennisi
                                   Vice President